UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.             )

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Eclipse Resources Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ECLIPSE RESOURCES CORPORATION

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

March 23, 2017

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Eclipse Resources Corporation:

Notice is hereby given that the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Eclipse Resources Corporation (the “Company”) will be held on Wednesday, May 17, 2017 at 10:00 a.m. Eastern Time, at the Company’s principal executive offices located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. The Annual Meeting is being held for the following purposes:

1.	To elect three Class III members of the Company’s Board of Directors to serve until the Company’s 2020 annual meeting of stockholders;
2.	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017;
3.

To approve the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment, which approval will also constitute re-approval of certain material terms of the plan for purposes of Section 162(m) of the Internal Revenue Code; and

4.	To transact other such business as may properly come before the meeting and any adjournment(s) or postponement(s) thereof.

These proposals are described in the accompanying proxy statement. The Board of Directors has fixed the close of business on March 22, 2017, as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournment(s) or postponement(s) thereof.  Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. The stock transfer books will not be closed. A list of stockholders entitled to vote at the Annual Meeting will be available for examination at the Company’s principal executive offices for ten days prior to the Annual Meeting.

Pursuant to rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy solicitation materials primarily via the Internet, rather than mailing paper copies of these materials to each stockholder.  On or about March 30, 2017, we will mail to each stockholder a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials, vote, or request paper copies.

You are cordially invited to attend the Annual Meeting; however, whether or not you expect to attend the Annual Meeting in person, you are urged to submit your proxy so that your shares of stock may be represented and voted in accordance with your preferences and in order to help establish the presence of a quorum at the Annual Meeting. You can vote your shares via the Internet, by a toll-free telephone call, or by properly completing, signing and returning a hard copy of the proxy card, which can be requested by following the instructions on the Notice of Internet Availability of Proxy Materials. If you attend the Annual Meeting and would like to vote in person, you may do so even if you have already dated, signed and returned your proxy card.

Pursuant to the rules of the New York Stock Exchange, if you hold your shares in street name, brokers, banks or other nominees will not have discretion to vote your shares on the election of directors or the proposal to approve the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment. We encourage you to provide voting instructions to your broker, bank or other nominee if you hold your shares in street name so that your voice is heard on such matters.

By Order of the Board of Directors,

Christopher K. Hulburt Secretary

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2017

This Notice of Annual Meeting, our Proxy Statement and the Annual Report are available on our website free of charge at www.eclipseresources.com in the “SEC Filings” and “Annual Reports and Proxy Statements” subsections of the “Investor Center” section.

YOUR VOTE IS IMPORTANT

Your vote is important. We urge you to review the accompanying proxy statement carefully and to submit your proxy as soon as possible so that your shares will be represented at the Annual Meeting.

ECLIPSE RESOURCES CORPORATION

2121 Old Gatesburg Road, Suite 110

State College, Pennsylvania 16803

PROXY STATEMENT

2017 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Eclipse Resources Corporation for use at the Eclipse Resources Corporation 2017 Annual Meeting of Stockholders (the “Annual Meeting”). In this Proxy Statement, references to “Eclipse Resources,” the “Company,” “we,” “us,” “our” and similar expressions refer to Eclipse Resources Corporation, unless the context or a particular reference provides otherwise. The Board requests your proxy for the Annual Meeting that will be held on Wednesday, May 17, 2017 at the Company’s principal executive offices located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, for the purposes set forth in the accompanying notice and described in this Proxy Statement. By granting a proxy, you authorize the persons named in the proxy to represent you and vote your shares at the Annual Meeting or any adjournment(s) or postponement(s) thereof.

If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper proxy.

Brokers are not permitted to vote your shares for discretionary matters, which include the election of directors and the proposal to approve the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment, without your instructions as to how to vote. Please return your proxy so that your vote can be counted on such matters.

DELIVERY OF PROXY MATERIALS

Mailing Date. The Notice of Internet Availability of Proxy Materials (the “Notice of Availability”) is first being sent to stockholders on or about March 30, 2017.

Stockholders Sharing an Address. Each registered stockholder (meaning you own shares in your own name on the books of our transfer agent, Computershare Trust Company, N.A.) will receive one Notice of Availability per account, regardless of whether you have the same address as another registered stockholder.

Some banks, brokers and other record holders have begun the practice of “householding” proxy statements and annual reports.  “Householding” is the term used to describe the practice of delivering a single copy of this Proxy Statement and the Company’s 2016 Annual Report to Stockholders (the “Annual Report”) to any household at which two or more stockholders share an address. This procedure reduces the volume of duplicative information and our printing and mailing costs. We will deliver promptly, upon written or oral request, a separate copy of this Proxy Statement and our Annual Report to a stockholder at a shared address to which a single copy of such documents was delivered. Any stockholder who would like to receive a separate copy of the Proxy Statement and our Annual Report, now or in the future, should submit this request to Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel, at our principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Beneficial owners sharing an address who receive multiple copies of this Proxy Statement and our Annual Report and who would like to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Internet Availability of Proxy Materials.  The Notice of Annual Meeting and this Proxy Statement, along with the Company’s Annual Report on Form 10-K (the “Form 10-K”) for the year ended December 31, 2016 filed with the Securities and Exchange Commission (the “SEC”) on March 3, 2017 and our Annual Report, are available free of charge at www.eclipseresources.com in the “SEC Filings” and “Annual Reports and Proxy Statements” subsections of the “Investor Center” section.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.01 per share, is the only outstanding class of the Company’s securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date entitles the holder to one vote at the Annual Meeting.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 22, 2017. As of the record date, 262,239,978 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum. A quorum of stockholders is necessary to transact business at a meeting of stockholders. The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the chairman has the power, at the chairman’s discretion, to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any annual meeting reconvened following an adjournment at which a quorum is present, any business may be transacted that might have been transacted at the annual meeting as originally noticed. As of the record date, private equity funds managed by EnCap Investments L.P. (“EnCap”) controlled approximately 65.95% of the voting power entitled to vote at the Annual Meeting. Accordingly, EnCap has the requisite voting power to constitute a quorum at the Annual Meeting and to ensure the approval or disapproval of the proposals described below. Abstentions and broker non-votes (as described below) will be included for purposes of determining whether a quorum is present at the Annual Meeting.

Stockholder List. In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in State College, Pennsylvania a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

Vote Required. Only stockholders of record at the close of business on March 22, 2017 have the right to vote at the Annual Meeting. Assuming the presence of a quorum, the proposals at the Annual Meeting will require the following votes:

•

Class III directors will be elected by a plurality of all votes cast. This means the three director nominees who receive the highest number of votes “FOR” his election at the Annual Meeting will be elected to our Board of Directors. You may vote “FOR” or “WITHHOLD” for each director nominee. As a result, there will not be any abstentions on this proposal. Broker non-votes (as described below) will generally have no effect on the outcome of this proposal because only a plurality of votes is required for the election of directors.

•

Ratification of the selection of the Company’s independent registered public accounting firm will require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the selection of the Company’s independent registered public accounting firm. Abstentions are considered to be “present” and “entitled to vote” at the Annual Meeting, and as a result, abstentions will have the same effect as a vote against this proposal. As discussed below, brokers may use their discretion to vote shares of common stock held by them in “street name” for which voting instructions are not submitted with respect to the ratification of the selection of the Company’s independent registered public accounting firm, so no broker non-votes are expected for this proposal.

•

Pursuant to the rules of the New York Stock Exchange (the “NYSE”), the approval of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment will require the affirmative vote of a majority of the votes cast on such proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to approve the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment. In accordance with the NYSE’s rules, abstentions will be counted as votes cast on this proposal but broker non-votes will not be treated as votes cast on this proposal. As a result, abstentions will have the same effect as a vote against this proposal and broker non-votes will generally have no effect on the outcome of this proposal.

Representatives of Computershare Trust Company, N.A., the transfer agent for our common stock, will tabulate the votes. Neither our Amended and Restated Certificate of Incorporation or our Amended and Restated Bylaws (our “Bylaws”) allow for cumulative voting rights.

Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. NYSE Rule 452 restricts the ability of brokers who are record holders of shares to exercise discretionary authority to vote those shares in the absence of instructions from beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote on non-discretionary items absent instructions from the beneficial owner (resulting in a “broker non-vote”). With respect to the Annual Meeting, Rule 452 prohibits such brokers from exercising discretionary authority in the election of the Company’s directors and the approval of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment; but such brokers may exercise discretionary authority with respect to the ratification of the selection of the Company’s independent registered public accounting firm.

Default Voting. A proxy that is properly completed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted in accordance with the Board’s recommendations, which are as follows:

•	“FOR” the election of the three persons named in this Proxy Statement as the Board’s nominees for election as Class III directors;
•	“FOR” the ratification of the selection of Grant Thornton LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2017;
•	“FOR” the approval of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment; and
•

If any other business properly comes before the stockholders for a vote at the Annual Meeting, your shares will be voted at the discretion of the holders of the proxy. The Board knows of no matters, other than those previously stated herein, to be presented for consideration at the Annual Meeting.

Voting Procedures. If you are a record stockholder, you may vote your shares or submit a proxy to have your shares voted by one of the following methods:

•

By Internet. You may submit a proxy electronically via the Internet by visiting the website listed on the Notice of Availability. Please have the Notice of Availability, the Notice of Annual Meeting, this Proxy Statement and the form of proxy (the “Proxy Materials”) in hand when you log onto the website. Internet voting is available until 1:00 a.m. Eastern Time on May 17, 2017.

•

By Telephone. You may submit a proxy by telephone by calling the toll-free number listed in the Notice of Availability. Please have your Proxy Materials in hand when you call. Telephone voting is available until 1:00 a.m. Eastern Time on May 17, 2017.

•

By Mail. You may request a hard copy proxy card by following the instructions on the Notice of Availability and then vote by submitting a proxy by mail by signing, dating and returning your proxy card in the provided pre-addressed envelope.

•	In Person. You may vote in person at the Annual Meeting of Stockholders by completing a ballot; however, attending the meeting without completing a ballot will not count as a vote.

If your shares are held in street name, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting will also be offered to stockholders owning shares through most banks and brokers.

Revoking Your Proxy. You may revoke your proxy in writing at any time before it is exercised at the Annual Meeting by: (i) delivering to the Secretary of the Company a written notice of the revocation; (ii) signing, dating and delivering to the Secretary of the Company a proxy with a later date; or (iii) attending the Annual Meeting and voting your shares in person. Your attendance at the Annual Meeting will not revoke your proxy unless you give written notice of revocation to the Secretary of the Company before your proxy is exercised or unless you vote your shares in person at the Annual Meeting before your proxy is exercised.

Solicitation Expenses. The cost of preparing, printing, assembling and mailing the Proxy Materials and our Annual Report, as well as the reasonable cost of forwarding solicitation materials to the beneficial owners of shares of our common stock, and other costs of solicitation, will be exclusively borne by us. Brokerage houses and other custodians, nominees and fiduciaries will, in connection with shares of our common stock registered in their names, be requested to forward solicitation material to the beneficial owners of such shares of our common stock. We have not incurred any solicitation expenses in excess of the amount typical for a solicitation of proxies for a non-contested election of directors. Wages of regular employees and officers are not considered to be expenses incurred with respect to the solicitation of proxies.

Copies of the Annual Report. Upon written request, we will provide any stockholder, without charge, a copy of our Annual Report. Stockholders should direct requests to Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel, at our principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Copies of our Annual Report, the Form 10-K and the exhibits thereto are also available at www.sec.gov, a website maintained by the SEC which contains reports, proxy statements and other information regarding registrants, including us.

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

The following table sets forth information with respect to the beneficial ownership of our common stock as of March 22, 2017 by:

•	each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;
•	each of our named executive officers;
•	each of our directors; and
•	all of our directors and executive officers as a group.

As of March 22, 2017, approximately 262,239,978 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named in the table below is c/o Eclipse Resources Corporation, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

Name and Address of Beneficial Owner	Number of Shares	Percent of Class
5% Stockholder:
EnCap Funds (1)	172,955,027	65.95%
Directors and Named Executive Officers:
D. Martin Phillips (1)	23,373	*
Robert L. Zorich (1)	23,373	*
Douglas E. Swanson, Jr. (1)	23,373	*
Mark E. Burroughs, Jr. (1)	23,373	*
Richard D. Paterson	75,189	*
Randall M. Albert	75,189	*
Joseph C. Winkler, III	80,689	*
Benjamin W. Hulburt (2)	1,342,114	*
Christopher K. Hulburt (3)	478,856	*
Matthew R. DeNezza	152,677	*
All directors and executive officers as a group (12 individuals)	2,902,902	*

* Less than 1%

(1) Includes shares held by EnCap Energy Capital Fund VIII, L.P. (“EnCap Fund VIII”), EnCap Energy Capital Fund VIII Co-Investors, L.P. (“EnCap Fund VIII Co-Invest”) and EnCap Energy Capital Fund IX, L.P. (“EnCap Fund IX” and, together with EnCap Fund VIII and EnCap Fund VIII Co-Invest, the “EnCap Funds”). EnCap Partners, LLC (“EnCap Partners”), through its indirect control of the sole general partners of the EnCap Funds, shares the power to vote or to direct the vote and to dispose or to direct the disposition of the shares of common stock held by the EnCap Funds. The business address for EnCap Partners and the EnCap Funds is 1100 Louisiana Street, Suite 4900, Houston, Texas 77002. Messrs. Philips, Zorich, Swanson and Burroughs serve in various functions and capacities for EnCap.  Please see each director’s biographical information under “Directors and Executive Officers—Nominees and Continuing Directors” for more information.

(2) Includes shares that are held directly by Benjamin W. Hulburt and shares held by The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt.

(3) Includes shares that are held directly by Christopher K. Hulburt and shares held by CKH Partners II, L.P., which is controlled by Christopher K. Hulburt.

ITEM ONE: ELECTION OF DIRECTORS

The Company has classified its Board into three classes. Directors in each class are elected to serve for three-year terms and until either they are re-elected or their successors are elected and qualified or until their earlier resignation or removal. Each year, the directors of one class stand for re-election as their terms of office expire. The Board has nominated the following individuals for election as Class III directors of the Company with their terms to expire at the Company’s 2020 annual meeting of stockholders or until their earlier resignation or removal:

Benjamin W. Hulburt

Richard D. Paterson

Mark E. Burroughs, Jr.

Messrs. Benjamin W. Hulburt, Paterson and Burroughs currently serve as Class III directors of the Company. Their biographical information is contained in “Directors and Executive Officers” below.

The Board has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under your proxy will vote for the election of a substitute nominee that the Board nominates.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

DIRECTORS AND EXECUTIVE OFFICERS

Nominees and Continuing Directors

Unless otherwise directed in your proxy, it is the intention of the persons named in such proxy to vote the shares represented by such proxy for the election of each of the following nominees as a member of the Board, each to hold office until the annual meeting of our stockholders to be held in 2020 and until his or her successor is duly qualified and elected or until his or her earlier resignation or removal. Messrs. Benjamin Hulburt, Paterson and Burroughs are presently members of the Board.

Name	Age	Position(s) with Eclipse Resources	Director’s Term Expires
Nominees:
Benjamin W. Hulburt	43	Chairman, President and Chief Executive Officer	2020
Richard D. Paterson	66	Director, Audit Committee Chair	2020
Mark E. Burroughs, Jr.	41	Director, Compensation Committee Chair	2020

Continuing Directors:
Robert L. Zorich	67	Director	2019
Joseph C. Winkler, III	65	Director	2019
Christopher K. Hulburt	46	Director, Executive Vice President, Secretary and General Counsel	2019
D. Martin Phillips	63	Director	2018
Douglas E. Swanson, Jr.	45	Director	2018
Randall M. Albert	59	Director, Lead Independent Director	2018

Non-Director Executive Officers:
Matthew R. DeNezza	46	Executive Vice President and Chief Financial Officer
Thomas S. Liberatore	60	Executive Vice President, Corporate Development & Geosciences
Oleg E. Tolmachev	42	Executive Vice President and Chief Operating Officer

Set forth below is the background, business experience, attributes, qualifications and skills of the Company’s executive officers, directors and director nominees. Executive officers serve at the discretion of the Board. See “Board of Directors and Committees—Stockholders Agreement” for a description of certain actions we and our principal stockholders have agreed to take to cause certain individuals designated by our principal stockholders to become members of our Board.

Nominees for Election for Three-Year Terms Expiring at the 2020 Annual Meeting:

Benjamin W. Hulburt co-founded Eclipse Resources in January 2011 and has served as our Chief Executive Officer, President and member of our board since our inception. He has also served as the Chairman of the board of directors of Eclipse Resources Corporation since its inception. Prior to co-founding Eclipse Resources, Mr. Hulburt served as the Chief Executive Officer and a member of the board of directors of Rex Energy, an independent oil and gas exploration and production company with operations in the Appalachian and Illinois Basins within the United States, from March 2007 to October 2010. He also served as President of Rex Energy from February 2008 until October 2010. Mr. Hulburt co-founded Rex Energy in 2001 and led Rex Energy through its initial public offering in 2007. Prior to Rex Energy’s initial public offering, Mr. Hulburt served as the Chief Executive Officer of Rex Energy Operating Corp. from October 2006 until October 2010, and as the President of Rex Energy Operating Corp. from March 2004 until October 2006. Mr. Hulburt also served as the Chief Financial Officer of Douglas Oil & Gas Limited Partnership, an affiliate of Rex Energy, from January 2001 until February 2004. Prior to November 2000, Mr. Hulburt served on active duty as a commissioned officer in the United States Army for four years, leaving the service holding the rank of Captain. Mr. Hulburt received his Bachelor of Science degree in Finance from The Pennsylvania State University. He is the brother of Christopher K. Hulburt.

The Board believes that Mr. Hulburt should serve as a member of the Board due to his perspective and experience as our co-founder, Chief Executive Officer and President and his considerable leadership, financial and operational experience at both public and private companies in the oil and gas exploration and production industry.

Richard D. Paterson has served as a member of our board since June 2014. Mr. Paterson retired from PricewaterhouseCoopers LLP, an international network of auditors, tax and business consultants (“PwC”), in June 2011 after 37 years of service. Most recently, he served as PwC’s Global Leader of its Consumer, Industrial Products and Services Practices (comprising the Automotive, Consumer and Retail, Energy, Utilities and Mining, Industrial Products, Pharmaceutical and Health Industries Sectors) and also as Managing Partner of its Houston Office and U.S. Energy Practice. From 2001 to 2010, Mr. Paterson was PwC’s Global Leader of its Energy, Utilities and Mining Practice. From 1997 to 2001, Mr. Paterson led PwC’s Energy Practice for Europe, Middle East and Africa. During the aforementioned time periods, Mr. Paterson also was responsible for the audits of numerous PwC clients, principally in the energy sector. He began his career with PwC in 1974 and was admitted as a partner of PwC in 1987. Mr. Paterson serves on the board, as lead independent director, a member of the governance committee and the audit committee (chairman of audit committee from 2012 to 2015) of Parker Drilling Company, a provider of contract drilling and drilling related services and rental tools to the energy industry. He also serves on the board, chair of the audit committee and member of the finance committee of Tidewater, Inc., a provider of marine services to the energy industry.  He also serves on the board and as chair of the audit and compliance committee of Saipen Canada, Inc., a non-public company.  Previously, he served on the board and as chairman of the audit committee of Zaff GP LLC, a private equity fund investing in emerging markets with a focus on the energy, infrastructure and real estate sectors. Mr. Paterson is a member of the National Association of Corporate Directors.

Mr. Paterson also previously served as a board member of the U.S./Russia Business Council and the U.S. Energy Association. Mr. Paterson received a B.A. in Marketing and an M.B.A. in Accounting from Michigan State University. He is also a Certified Public Accountant.

The Board believes that Mr. Paterson should serve as a member of the Board due to his extensive knowledge of the energy industry and his significant expertise in capital markets, corporate governance matters and the preparation and review of financial statements and disclosures.

Mark E. Burroughs, Jr. has served as a member of our board since January 2011. He currently serves as a Managing Director of EnCap. Prior to joining EnCap in March 2007, Mr. Burroughs spent four years working in UBS Investment Bank’s Global Energy Group. Prior to joining UBS Investment Bank, Mr. Burroughs spent three years at Sanders Morris Harris, Inc., an investment banking firm in Houston, Texas. He received an M.B.A. from the Jesse H. Jones School of Management at Rice University and a B.A. in Economics from The University of Texas at Austin. Mr. Burroughs serves on the board of several EnCap portfolio companies as well as Frontier Tubular Solutions. He is also a member of the Houston Producers’ Forum and the Independent Petroleum Association of America.

The Board believes that Mr. Burroughs should serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry as well as his experience as an investment banker, which will enable Mr. Burroughs to provide the Board with insight and advice on a full range of business, strategic and financial matters.

Directors Continuing in Office Until the 2019 Annual Meeting:

Robert L. Zorich has served as a member of our board since January 2011. He is the co-founder of EnCap and currently serves as a Managing Partner. Prior to co-founding EnCap, Mr. Zorich was a Senior Vice President of Trust Company of the West, a privately-held pension fund management company, where he was in charge of its Houston office. Prior to joining Trust Company of the West, Mr. Zorich co-founded MAZE Exploration, Inc., an oil and gas exploration, development and reserve acquisition company, where he served as its Co-Chief Executive Officer. During the first seven years of Mr. Zorich’s career, he was a Vice President and Division Manager in the Energy Department of Republic Bank. Approximately half of his tenure with Republic Bank was spent managing Republic Bank’s energy office in London, where he assembled a number of major project financings for development in the North Sea. Mr. Zorich received his B.A. in Economics from the University of California at Santa

Barbara. He also received a Master’s Degree in International Management (with distinction) in 1974 from the American Graduate School of International Management in Phoenix, Arizona. Mr. Zorich serves on the board of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America, the Houston Producers’ Forum and Texas Independent Producers and Royalty Owners Association. Mr. Zorich currently serves on the board of directors of Earthstone Energy, Inc., a publicly traded independent oil and gas exploration company. Mr. Zorich also served on the board of Oasis Petroleum Inc. and its predecessor entities from March 2007 until March 2012.

The Board believes that Mr. Zorich should serve as a member of the Board due to his significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Joseph C. Winkler, III has served as a member of our board since June 2014. Mr. Winkler served as Chairman and Chief Executive Officer of Complete Production Services, Inc., a provider of specialized oil and gas services and equipment in North America (“Complete”), from March 2007 until February 2012, at which time Complete was acquired by Superior Energy Services, Inc. From June 2005 to March 2007, Mr. Winkler served as Complete’s President and Chief Executive Officer. Prior to that, from March 2005 until June 2005, Mr. Winkler served as the Executive Vice President and Chief Operating Officer of National Oilwell Varco, Inc., an oilfield capital equipment and services company, and from May 2003 until March 2005, as the President and Chief Operating Officer of such company’s predecessor, Varco International, Inc. (“Varco”). From April 1996 until May 2003, Mr. Winkler served in various other capacities with Varco and its predecessor, including Executive Vice President and Chief Financial Officer. From 1993 to April 1996, Mr. Winkler served as the Chief Financial Officer of D.O.S., Ltd., a privately held provider of solids control equipment and services and coil tubing equipment to the oil and gas industry, which was acquired by Varco in April 1996. Prior to joining D.O.S., Ltd., Mr. Winkler served as Chief Financial Officer of Baker Hughes INTEQ, and served in a similar role for various companies owned by Baker Hughes Incorporated, including Eastman/Telco and Milpark Drilling Fluids. Mr. Winkler serves on the board and as chairman of the audit and conflicts committee of the general partner of Hi-Crush Partners LP, an integrated producer, transporter, marketer and distributor of a specialized mineral used to enhance production in oil and natural gas wells. Mr. Winkler also serves on the board and as a member of the finance committee and compensation committee of Commercial Metals Company, a vertically integrated steel company. Mr. Winkler also serves on the board and audit committee of Tetra Technologies Inc., a diversified oil and gas services company. Mr. Winkler previously served on the board and as a member of the compensation and nominating and governance committees of Dresser-Rand Group, Inc., a provider of rating equipment solutions, until being acquired by Siemens AG in July 2015. Mr. Winkler received a B.S. degree in Accounting from Louisiana State University.

The Board believes that Mr. Winkler should serve as a member of the Board due to his extensive operational, financial, international and capital markets experience, a significant portion of which was with publicly-traded companies in the oil and gas industry.

Christopher K. Hulburt co-founded Eclipse Resources in January 2011 and has served as our Executive Vice President, Secretary and General Counsel and a member of our board since our inception. Prior to co-founding Eclipse Resources, Mr. Hulburt served as the Executive Vice President, Secretary and General Counsel of Rex Energy. Mr. Hulburt had previously served as the Vice President, Secretary and General Counsel for each of the predecessor companies of Rex Energy since April 2005. From January 2001 until April 2005, Mr. Hulburt was a senior associate for the law firm of Hodgson Russ LLP in its corporate and securities practice group. Before joining Hodgson Russ, he served as a commissioned officer in the U.S. Army’s Judge Advocate General’s Corps as a military prosecutor beginning in January 1997, and, in his last two years of service, also held the position of Special Assistant United States Attorney for the U.S. Department of Justice. Mr. Hulburt received his Bachelor’s degree in History/Education from Niagara University and his law degree from Western New England College School of Law. Mr. Hulburt is the brother of Benjamin W. Hulburt.

The Board believes that Mr. Hulburt should serve as a member of the Board due to his perspective and experience as our co-founder, Executive Vice President, Secretary and General Counsel and his considerable legal experience at both public and private companies in the oil and gas exploration and production industry.

Directors Continuing in Office Until the 2018 Annual Meeting:

D. Martin Phillips has served as a member of our board since January 2011. He currently serves as a Managing Partner of EnCap. Prior to joining EnCap in 1989, Mr. Phillips served as a Senior Vice President in the Energy Banking Group of NationsBank in Dallas, Texas. In his capacity as Manager of the U.S./International Division of NationsBank from 1987 to 1989, he had responsibility for credit commitments to a broad spectrum of energy-related companies. Mr. Phillips began his career in 1978 with Republic Bank and served in various senior energy banking positions, including Vice President and Manager of Republic Bank’s energy loan production office in Denver, from 1980 to 1985, and Senior Vice President and Division Manager in Republic Bank’s Houston office from 1986 to 1987. Mr. Phillips holds M.B.A. and B.S. degrees from Louisiana State University. He is a member of the LSU College of Business Hall of Distinction. Mr. Phillips also attended the Stonier Graduate School of Banking at Rutgers University. Mr. Phillips serves on the board of several EnCap portfolio companies and is a member of the Independent Petroleum Association of America, the American Petroleum Institute and the Houston Producers’ Forum.

The Board believes that Mr. Phillips should serve as a member of the Board due to his significant experience with energy companies and investments and broad knowledge of the oil and gas industry.

Douglas E. Swanson, Jr. has served as a member of our board since January 2011. He is currently a Managing Partner of EnCap. Prior to joining EnCap in 1999, he was in the corporate lending division of Frost National Bank from 1995 to 1997, specializing in energy related service companies, and was a financial analyst in the corporate lending group of Southwest Bank of Texas from 1994 to 1995. Mr. Swanson serves on the board of Oasis Petroleum Inc., Earthstone Energy, Inc., and several EnCap portfolio companies. Mr. Swanson is a member of the Independent Petroleum Association of America and the Texas Independent Producers and Royalty Owners Association. Mr. Swanson holds a B.A. in Economics and an M.B.A., both from The University of Texas at Austin.

The Board believes that Mr. Swanson should serve as a member of the Board due to his extensive experience in the oil and gas exploration and production industry, including serving on the boards of public and private oil and gas exploration and production companies, which will enable Mr. Swanson to provide the Board with insight and advice on a full range of business, strategic and governance matters.

Randall M. Albert has served as a member of our board since June 2014 and was elected Lead Independent Director in November 2014. Mr. Albert served as the Chief Operating Officer of the Gas Division of CONSOL Energy Inc., a producer of coal and natural gas (“CONSOL”), from 2010 until January 2014. From 2005 until 2010, he was the operational leader of CONSOL’s gas business in Northern Appalachia. Mr. Albert began working for CONSOL in 1979 and was selected to lead the operation of its coalbed methane gas business in Southern Appalachia in 1985. He is a board member of the Virginia Oil and Gas Association and served as a founding advisory member of the board and chairman of the Marcellus Shale Coalition. Additionally, he currently serves on the advisory board for the Virginia Tech Mining Engineering Department. Mr. Albert is a Registered Professional Engineer in Virginia and West Virginia and holds a B.S. degree in Mining Engineering from Virginia Polytechnic Institute and State University, where in 2016 Mr. Albert was inducted into the Academy of Engineering Excellence, the highest honor bestowed on College of Engineering graduates at Virginia Tech.

The Board believes that Mr. Albert should serve as a member of the Board due to significant executive and operational experiences within the natural gas industry, particularly with respect to the Appalachia Basin.

Non-Director Executive Officers:

Matthew R. DeNezza has served as our Executive Vice President and Chief Financial Officer since April 2013. Prior to joining Eclipse Resources and commencing in 2002, Mr. DeNezza served in the Global Natural Resources Group at Deutsche Bank Securities where he was promoted to Managing Director and was responsible for leading merger and acquisition advisory assignments, as well as aiding clients in understanding capital markets and developing and executing financing transactions. During his tenure with Deutsche Bank, Mr. DeNezza assisted on numerous investment banking transactions for both public and private oil and gas exploration and production companies and refining companies. Prior to joining Deutsche Bank, from 1999 to 2001, Mr. DeNezza was the Assistant Vice President, Corporate Finance of Janney Montgomery Scott, LLC, a financial advisory and services firm. Mr. DeNezza served in the United States Navy as a commissioned officer from 1993 to 1998, leaving the service at the rank of Lieutenant. Mr. DeNezza received his Bachelor of Arts degree from Harvard University and Masters of Business Administration degree from New York University’s Leonard N. Stern School of Business.

Thomas S. Liberatore has served as our Executive Vice President, Corporate Development & Geosciences since January 1, 2017. Prior to such time, Mr. Liberatore served as our Executive Vice President and Chief Operating Officer since June 2011.  Mr. Liberatore served as member of the board of managers of Eclipse Resources I, LP (“Eclipse I”) from June 2011 until the Company’s initial public offering in June 2014. Prior to joining Eclipse Resources, from June 2009 until May 2011, Mr. Liberatore was self-employed and formed Libco Energy LLC, which leased oil and gas interests for its own account and brokered the sale of oil and gas mineral interests in West Virginia and Alabama, and he served as a consultant to oil and gas attorneys and land companies. From January 2002 until May 2009, Mr. Liberatore served as Vice President and Appalachian Regional Manager for Cabot Oil & Gas where he managed drilling and acquisition investments, including those in the Devonian Huron Marcellus Shale. From March 1999 to December 2001, Mr. Liberatore served as the Vice President, Exploration and Production for North Coast Energy, Inc. Mr. Liberatore began his career as a geologist and had various positions of increasing responsibility for Presidio Oil Company and Belden & Blake Corporation. Mr. Liberatore received his Bachelor of Science degree in Geology from West Virginia University. He is a member of the American Association of Petroleum Geologists, Appalachian Geological Society, has served on the board of directors of the West Virginia Oil and Natural Gas Association, is a Past President of Independent Oil and Gas Association West Virginia and is a registered professional geologist in the Commonwealth of Kentucky.

Oleg E. Tolmachev has served as our Executive Vice President and Chief Operating Officer since January 1, 2017.  Prior to such time, Mr. Tomachev served as our Senior Vice President, Drilling & Completions since March 2016.  From February 2013 to February 2016, Mr. Tolmachev served as our Vice President, Drilling & Completions.  Prior to joining Eclipse Resources, from April 2011 to February 2013, Mr. Tolmachev served as the Senior Asset Manager, Utica Shale with Chesapeake Energy where he was responsible for leading an asset team comprised of land, geology, drilling, resource development and operations for Chesapeake Energy’s Utica Shale projects in Ohio. Prior to joining Chesapeake Energy, from August 2008 to 2011, Mr. Tolmachev held the position of Group Lead Completions, Mid-Continent Business Unit at EnCana Oil and Gas (USA) Inc. where he managed well completions and intervention operations in its Barnett Shale, Deep Bossier and East Texas Haynesville Shale business units. Mr. Tolmachev received his Bachelors of Science degree in Petroleum Engineering from the University of Oklahoma.

BOARD OF DIRECTORS AND COMMITTEES

Board Leadership Structure

The Board does not have a formal policy addressing whether or not the roles of Chairman and Chief Executive Officer should be separate or combined. The directors serving on the Board possess considerable professional and industry experience, significant experience as directors of both public and private companies and a unique knowledge of the challenges and opportunities that the Company faces. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

At present, the Board has chosen to combine the positions of Chairman and Chief Executive Officer. While the Board believes it is important to retain the flexibility to determine whether the roles of Chairman and Chief Executive Officer should be separated or combined in one individual, the Board believes that the current Chief Executive Officer is the individual with the necessary experience, commitment and support of the other members of the Board to effectively carry out the role of Chairman.

In addition, the Board has evaluated the appropriate leadership structure for the Board and relevant corporate governance trends, and in 2014, appointed Randall M. Albert as Lead Independent Director. The responsibilities of the Lead Independent Director include acting as chair at meetings of the Board when the Chairman is not present, and preparing the agenda and presiding over executive sessions of the non-management directors of the Board.

The Board believes this structure promotes better alignment of strategic development and execution, more effective implementation of strategic initiatives and clearer accountability for the Company’s success or failure. Moreover, the Board believes that combining the Chairman and Chief Executive Officer positions does not impede independent oversight of the Company. Seven of the nine members of the Board are independent under NYSE rules, and the Lead Independent Director provides additional independent oversight for the Board and management.

Director Independence

Rather than adopting categorical standards, the Board assesses director independence on a case-by-case basis, in each case consistent with applicable legal requirements and the listing standards of the NYSE. After reviewing all relationships each director has with the Company, including the nature and extent of any business relationships between the Company and each director, as well as any significant charitable contributions the Company makes to organizations where its directors serve as board members or executive officers, the Board has affirmatively determined that the following directors have no material relationships with the Company and are independent as defined by the current listing standards of the NYSE: Messrs. Phillips, Zorich, Swanson, Burroughs, Albert, Paterson and Winkler. Neither Mr. Benjamin Hulburt, the Company’s Chairman, President and Chief Executive Officer, nor Mr. Christopher Hulburt, the Company’s Executive Vice President, General Counsel and Secretary, is considered by the Board to be an independent director because of their employment with the Company.

Executive Sessions

To facilitate candid discussion among the Company’s directors, the non-management directors meet in regularly scheduled executive sessions. Following his appointment as Lead Independent Director in November 2014, Mr. Randall M. Albert has presided over these meetings.

Director Nominations

Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for identifying individuals qualified to become Board members and nominees for directorship are selected by the Board. The Board takes into account many factors, including, but not limited to, general understanding of marketing, finance and other disciplines relevant to the success of a large publicly traded company in today’s business environment; understanding of the Company’s business on a technical level; and educational and professional background. The Board evaluates each individual in the context of the Board as a whole, with the objective of recommending a group that can best support the success of the business and, based on its diversity of experience, represent stockholder interests through the exercise of sound judgment.

Although the Board is willing to consider candidates recommended by our stockholders, it has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The Board believes that a formal policy is not necessary or appropriate because of the small size of the Board and because the current Board already has a diversity of business background and industry experience. Additionally, the Board does not have a formal diversity policy in place for the director nomination process, but instead considers diversity of a candidate’s viewpoints, professional experience, education and skill set as a factor in the consideration and assessment of a candidate as set forth above.

Stockholders Agreement

In connection with the closing of our initial public offering (our “IPO”), we entered into the Stockholders Agreement with the EnCap Funds and certain investment funds controlled by certain members of our management team (collectively, the “Stockholders”). The Stockholders Agreement provides that we and the Stockholders will take certain actions, such as soliciting proxies or voting shares of our common stock, to cause the Board to consist of the following members: (i) Benjamin W. Hulburt, for so long as he remains our President and Chief Executive Officer; (ii) Christopher K. Hulburt, for so long as he remains our Executive Vice President, Secretary and General Counsel; and (iii) a number of members designated by the EnCap Funds, currently up to five, which number will be adjusted in the future based on the level of beneficial ownership of our shares of common stock by the EnCap Funds and their affiliates. For so long as the EnCap Funds and its affiliates beneficially own at least 50% of our outstanding common stock, we and the Stockholders have agreed take certain actions to cause at least one of the directors designated by the EnCap Funds to be a member of each committee of the Board (subject to applicable legal requirements and stock exchange rules). In addition, we and the Stockholders have agreed to take certain actions to cause Benjamin W. Hulburt to be elected as Chairman of the Board.

Other than with respect to the election of the Board, each Stockholder is entitled to vote the number of shares of our common stock that it holds in its sole discretion.

Board’s Role in Risk Oversight

In the normal course of its business, the Company is exposed to a variety of risks, including market risks relating to changes in commodity prices, interest rates, technical risks affecting the Company’s resource base, political risks and credit and investment risk. The Board oversees the strategic direction of the Company, and in doing so considers the potential rewards and risks of the Company’s business opportunities and challenges, and monitors the development and management of risks that impact the Company’s strategic goals. The Audit Committee of the Board (the “Audit Committee”) assists the Board in fulfilling its oversight responsibilities by monitoring the effectiveness of the Company’s systems of financial reporting, auditing, internal controls and legal and regulatory compliance. The Compensation Committee assists the Board in fulfilling its oversight responsibilities by overseeing the Company’s compensation policies and practices.

Attendance at Meetings

Pursuant to the Company’s Corporate Governance Guidelines, directors are encouraged to attend the annual meetings of stockholders. The entire Board attended the Company’s 2016 annual meeting of stockholders.

The Board held 9 meetings during 2016. No director attended fewer than 75% of the meetings of the Board and of the committees of the Board on which that director served.

The Board currently has two committees: the Audit Committee and the Compensation Committee. The Audit Committee held 5 meetings and the Compensation Committee had 3 meetings during 2016.

Status as a “Controlled Company”

Certain private equity funds managed by EnCap beneficially own a majority of our common stock, and as a result, we are a “controlled company” within the meaning of the NYSE’s corporate governance standards. Under the NYSE’s rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a controlled company and may elect not to comply with certain NYSE corporate governance requirements, including the requirements that:

•	a majority of our board of directors consist of independent directors;
•	we have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•	we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We are currently utilizing the exemption relating to the nominating and governance committee, and we may utilize this exemption for so long as we are a controlled company.

Committees

Audit Committee

The Audit Committee consists of Messrs. Paterson (Chair), Albert and Winkler, each of whom is independent under the rules of the SEC and the listing standards of the NYSE. As required by the rules of the SEC and listing standards of the NYSE, the Audit Committee consists solely of independent directors. The Board has also determined that each member of the Audit Committee is financially literate, and that Mr. Paterson satisfies the definition of “audit committee financial expert.”

The Audit Committee oversees, reviews, acts on and reports on various auditing and accounting matters to the Board, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Audit Committee Charter is posted on our website at www.eclipseresources.com in the “Corporate Governance—Committee Charters” subsection under the “Investor Center” section.

Compensation Committee

Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a Compensation Committee composed entirely of independent directors. However, the Board appointed Messrs. Burroughs (Chair), Albert and Winkler to our Compensation Committee on January 20, 2015, each of whom is independent under the rules of the SEC and the listing standards of the NYSE.

In 2016, the Compensation Committee engaged Meridian Compensation Partners, LLC (“Meridian”) to review our compensation arrangements for our executive officers and independent directors, including an analysis of both the competitive market and the design of the compensation arrangements. As part of its reports to the Compensation Committee, Meridian evaluated the compensation arrangements of our peer companies and provided competitive compensation data and analysis relating to the compensation of our executive officers and independent directors.

The Compensation Committee reviews, evaluates and approves the agreements, plans, policies and programs of the Company to compensate the Company’s executive officers and directors. The Compensation Committee’s goal is to ensure that the Company’s compensation programs are designed to provide a competitive level of compensation to attract and retain talented directors and executives, reward and encourage maximum corporate and individual performance, promote accountability and assure that employees and director interests are aligned with the interests of the Company’s stockholders. We have adopted a Compensation Committee Charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and applicable stock exchange or market standards. A copy of our Compensation Committee Charter is posted on our website at www.eclipseresources.com in the “Corporate Governance—Committee Charters” subsection under the “Investor Center” section.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee is or has been one of our officers or employees or has or had any relationship requiring disclosure pursuant to SEC rules. In addition, during 2016, none of our executive officers served as:

•

a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee;

•	a director of another entity, one of whose executive officers served on our Compensation Committee; or
•

a member of the compensation committee (or other board committee performing equivalent functions, or in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

Nominating & Governance Committee

Because the Company is a controlled company within the meaning of the NYSE corporate governance standards, the Company is not required to have a nominating and governance committee or, in the event the Company chooses to establish one, a committee composed entirely of independent directors. The Company has utilized this exemption and does not have a nominating and governance committee.

Available Corporate Governance Materials

The following materials are available on the Company’s website at www.eclipseresources.com in the “Investor Center” section:

•	Charter of the Audit Committee of the Board;
•	Charter of the Compensation Committee of the Board;
•	Corporate Code of Business Conduct and Ethics;
•	Financial Code of Ethics; and
•	Corporate Governance Guidelines.

Stockholders may obtain a copy, free of charge, of each of these documents by sending a written request to Eclipse Resources Corporation, Attention: Investor Relations, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803.

Communications with Our Board

Stockholders and other interested parties may communicate with our directors, including our non-management directors, individually or as a group, and our Lead Independent Director by writing to Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel, at our principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803. Stockholders and other interested parties may submit such communications on a confidential or anonymous basis by sending the communication in a sealed envelope marked “Communication with Directors” and clearly identify the intended recipient(s) of the communication.

The Company’s General Counsel will review each communication and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Company’s General Counsel may forward the communication to the executive officer or chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.

Information may be submitted confidentially and anonymously, although the Company may be obligated by law to disclose the information or identity of the person providing the information in connection with government or private legal actions and in other circumstances. The Company’s policy is not to take any adverse action, and not to tolerate any retaliation, against any person for asking questions or making good faith reports of possible violations of law, the Company’s policies or its Corporate Code of Business Conduct and Ethics.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Named Executive Officers

The following table sets forth our “Named Executive Officers.” As an emerging growth company (as such term is defined in the Jumpstart Our Business Startups Act) we have opted to comply with the executive compensation disclosure rules in Item 402 of Regulation S-K applicable to “smaller reporting companies” (as such term is defined in Item 10(f) of Regulation S-K), which require compensation disclosure for our principal executive officer and the two most highly compensated executive officers other than our principal executive officer. Please see “Directors and Executive Officers” for a description of our current executive officers, including historical roles held by our Named Executive Officers.

Name	Principal Position
Benjamin W. Hulburt	Chairman, President and Chief Executive Officer
Matthew R. DeNezza	Executive Vice President and Chief Financial Officer
Christopher K. Hulburt	Director, Executive Vice President, Secretary and General Counsel

Summary Compensation Table

The following table summarizes, with respect to our Named Executive Officers, information relating to the compensation earned for services rendered in all capacities during the fiscal year ended December 31, 2016.

Name and Principal Position	Year	Salary		Bonus	Equity Awards(2)	All Other Compensation(3)	Total
Benjamin W. Hulburt	2016	$563,550		$341,382	$1,818,495	$37,720	$2,761,147
(Chairman, President and CEO)	2015	$585,225	(1)	$90,669	$2,221,716	$38,513	$2,936,123
	2014	$362,675		$130,519	$—	$35,346	$528,540

Matthew R. DeNezza	2016	$317,050		$163,251	$809,838	$31,625	$1,321,764
(Executive Vice President and CFO)	2015	$329,244	(1)	$266,389	$932,491	$32,785	$1,560,909
	2014	$287,777		$220,336	$—	$74,496	$582,609

Christopher K. Hulburt	2016	$315,000		$152,654	$794,756	$38,014	$1,300,424
(Director, Executive Vice President,	2015	$327,116	(1)	$143,577	$926,456	$38,806	$1,435,955
Secretary and General Counsel)	2014	$287,154		$130,519	$—	$33,508	$451,181

(1) Includes an additional bi-weekly pay period in the 2015 calendar year which equated to an additional $21,675, $12,194 and $12,115 for Benjamin W. Hulburt, Matthew R. DeNezza and Christopher K. Hulburt, respectively.

(2) For 2016, represents 834,772, 382,628, and 368,194 restricted stock units and 408,044, 178,564, and 177,376 performance units granted to Benjamin W. Hulburt, Matthew R. DeNezza and Christopher K. Hulburt, respectively. The dollar amount reflects the aggregate grant date fair value of restricted stock units computed in accordance with FASB Topic 718. Performance units were valued using a Monte Carlo simulation and assume a target payout. The Monte Carlo model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award. Please see Note 10 to our audited financial statements for the year ended December 31, 2016, which are included in our Annual Report, for more information.

(3) Includes 401(k) match, health and life insurance benefits and cellphone allowance.

Narrative Disclosure to Summary Compensation Table

The following describes material features of our compensation of our Named Executive Officers disclosed in the Summary Compensation Table above. Although we are a controlled company within the meaning of the NYSE corporate governance standards and previously relied on an exemption from the requirement that we have a Compensation Committee, the Board appointed Messrs. Burroughs (Chair), Albert and Winkler to the Compensation Committee on January 20, 2015. Prior to January 20, 2015, all final determinations regarding executive officer compensation were made by analyzing the appropriateness of the base salary for each of our Named Executive Officers in light of the base salaries of other executives in the peer group that we have identified, with the assistance of an independent compensation consultant, both on a stand-alone basis and as a component of total compensation.

The Board has reviewed the background, experience and independence of the Compensation Committee members and, based on this review, determined that each member of the Compensation Committee (i) meets the independence requirements of the NYSE corporate governance listing standards, (ii) is an “outside director” pursuant to the criteria established by the Internal Revenue Service, and (iii) meets the enhanced independence standards for compensation committee members established by the SEC.

Base Salary

Each Named Executive Officer’s base salary is a fixed component of compensation for each year for performing specific job duties and functions. Prior to our initial public offering, the base salaries of Messrs. DeNezza and C. Hulburt, were set pursuant to arms-length negotiations with our senior management, subject to EnCap’s approval (Mr. Benjamin W. Hulburt’s base salary was set pursuant to arms-length negotiations directly with the representatives of EnCap serving on the Board). In August 2014, we entered into employment agreements with Messrs. B. Hulburt, C. Hulburt and DeNezza which set the base salaries for such individuals for the remainder of 2014 at amounts recommended by our independent compensation consultant in light of the base salaries of executives in our peer groups. Under the terms of the employment agreements, the Named Executive Officers’ base salaries may be increased by our Board or a designated committee in its discretion, but may not be decreased without the Name Executive Officer’s written consent. The Named Executive Officers’ base salaries did not increase during the 2016 calendar year.

Annual Cash Bonuses

During 2016, we paid bonuses to each of our Named Executive Officers. The bonus amounts were equal to 116.66% of Mr. Benjamin W. Hulburt’s, 99.16% of Mr. Matthew R. DeNezza’s and 93.33% of Mr. Christopher K. Hulburt’s respective earned wages for the prior year. Messrs. Benjamin Hulburt, DeNezza and Christopher Hulburt each received 50% of their individual 2016 bonuses in cash and 50% in the form of a restricted stock unit award, the terms of which are set forth below under “—Long-Term Incentive Plan.”

Employment Agreements

In August 2014, we entered into employment agreements with each of our Named Executive Officers. The employment agreements are for an initial term of three years, and automatically extend for an additional one-year renewal term for every year thereafter unless we or the Named Executive Officer gives written notice to the other party that the automatic extension will not occur at least 90 days prior to the end of the initial term, or, if applicable, the then-current renewal term, in each case, unless terminated earlier in accordance with the terms and conditions set forth therein. Pursuant to the terms of the employment agreements, Messrs. Benjamin W. Hulburt, Matthew R. DeNezza and Christopher K. Hulburt will (i) receive an annual base salary of $563,550, $317,050 and $315,000, respectively, and (ii) be eligible to receive an annual performance-based bonus equal to 100%, 85% and 80%, respectively, of their base salaries. The base salaries and the annual performance-based bonus percentages may be increased by the Board of Directors or a designated committee thereof in its discretion but may not be decreased without the Named Executive Officer’s written consent.

The employment agreements also contain non-solicitation, non-competition and confidentiality covenants on behalf of the Named Executive Officers in favor of us. In addition, any amounts payable to the Named Executive Officer under the employment agreements will be subject to any “clawback” policy established by us from time to time.

See “—Additional Narrative Disclosure—Employment, Severance or Change in Control Agreements” below for a description of the severance benefits payable to our Named Execution Officers under their respective employment agreements.

Long-Term Incentive Plan

See “Item Three: Approval of the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment—Summary of the Amended LTIP” for a summary of the Company’s long-term incentive plan.

During 2016, the Compensation Committee granted restricted stock unit awards and performance stock unit awards to our Named Executive Officers as part of the Company’s long-term incentive plan. Messrs. B. Hulburt, DeNezza and C. Hulburt received 408,045, 178,565 and 177,376 restricted stock units and 408,044, 178,564 and 177,376 performance stock units, respectively.

The restricted stock unit awards were granted on April 22, 2016 and vest in three equal installments of 33.33%, 33.33% and 33.33% on April 22, 2017, April 22, 2018 and April 22, 2019, respectively, unless vesting is accelerated in the event of a change in control or upon death, disability or retirement of such Named Executive Officer.

The performance stock unit awards were granted on April 22, 2016. The vesting of the units are subject to the satisfaction of certain performance criteria during the period beginning January 1, 2016 and ending December 31, 2018, unless vesting is accelerated in the event of a change in control or upon death, disability or retirement of such Named Executive Officer.

In addition, we paid bonuses to our Named Executive Officers during 2016, which were paid 50% in the form of cash and 50% in the form of a restricted stock unit award. Messrs. Benjamin Hulburt, DeNezza and Christopher Hulburt received 426,727, 204,063 and 190,818 restricted stock units, respectively. The restricted stock unit awards were granted on February 25, 2016 and vest in full on February 24, 2017, unless vesting is accelerated in the event of a change in control or upon death, disability or retirement of such Named Executive Officer.

Outstanding Equity Awards at 2016 Fiscal Year-End

The following table summarizes the outstanding equity awards held by each of our Named Executive Officers as of December 31, 2016.

	Stock Awards
Name	Number of shares or units of stock that have not vested (#) (1)	Market value of shares or units of stock that have not vested ($) (2)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)
Benjamin W. Hulburt	952,730	$2,543,789	517,525	$1,089,477
Matthew R. DeNezza	430,534	$1,149,525	226,470	$476,765
Christopher K. Hulburt	415,790	$1,110,159	224,972	$473,594

(1) Represents (i) restricted stock units that were granted on April 22, 2016 and vest in three equal installments of 33.3%, 33.3% and 33.3% on April 22, 2017, April 22, 2018 and April 22, 2019, respectively, (ii) restricted stock units that were granted on February 23, 2015 and vest in three equal installments of 33.3%, 33.3% and 33.3% on February 23, 2016, February 23, 2017 and February 23, 2018, and (iii) restricted stock units that were granted on February 25, 2016 and vest in full on February 24, 2017, in each case, unless vesting is accelerated in the event of a change in control or upon death, disability or retirement of such Named Executive Officer.

(2) Amounts disclosed in this column were calculated by multiplying the number of outstanding stock awards held by each of the Named Executive Officers on December 31, 2016, by the closing price of our common stock on the NYSE on December 30, 2016, which was $2.67 per share.

(3) Represents (i) performance stock units which were granted on April 22, 2016, the vesting of which is subject to the satisfaction of certain performance criteria during the period beginning January 1, 2016 and ending December 31, 2018 and (ii) performance stock units which were granted on February 23, 2015, the vesting of which is subject to the satisfaction of certain performance criteria during the period beginning January 1, 2015 and ending December 31, 2017, in each case, unless vesting is accelerated in the event of a change in control or upon death, disability or retirement of such Named Executive Officer. The amounts shown assume target payout.

Additional Narrative Disclosure

Retirement Benefits

We currently maintain a retirement plan intended to provide benefits under section 401(k) of the Internal Revenue Code of 1986, as amended, under which employees, including our Named Executive Officers, are allowed to contribute portions of their compensation to a tax-qualified retirement account. Under our 401(k) plan, we provide matching contributions equal to 100% of the first 6% of employees’ eligible compensation contributed to the plan.

Employment, Severance or Change in Control Agreements

As disclosed above under “—Employment Agreements,” in August 2014 we entered into employment agreements with each of our Named Executive Officers. The employment agreements provide each Named Executive Officer with certain severance benefits upon termination. If the Named Executive Officer’s employment is terminated by us “without Cause” or by the Named Executive Officer for “Good Reason” (as such terms are defined in the employment agreements), then:

•

we will make a lump sum payment to the Named Executive Officer equal to two times (three times in the case of Benjamin W. Hulburt) the sum of (i) the Named Executive Officer’s annual base salary as of the termination date, and (ii) the average annual bonus paid to the Named Executive Officer for the three immediately preceding completed calendar years (or if the Named Executive Officer has not been employed for three complete calendar years, then the average of the annual bonuses paid to the Named Executive Officer for the calendar years employed with us);

•

we will reimburse the Named Executive Officer for any amounts necessary to continue the health care coverage under our group health plans for the Named Executive Officer and his qualified dependents for a period of up to 18 months following the termination date (the “Post-Employment Health Coverage”);

•	we will pay the Named Executive Officer a prorated annual bonus for the year of termination; and
•

all unvested equity awards held by the Named Executive Officer at the time of termination that would have vested during the 36-month period following the termination but for the Named Executive Officer’s termination of employment will immediately vest and become exercisable (if applicable), and all performance goals or other vesting criteria with respect to such awards will be deemed achieved at their target levels; provided, however, that equity awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, will only vest if the performance measures established for those awards are actually attained (unless the termination occurs within the period beginning six months before a change of control and ending on the one-year anniversary of the change of control, in which case all equity awards then held by the Named Executive Officer will fully vest and all performance goals or other vesting criteria with respect to such awards will be deemed achieved at their target levels).

If the Named Executive Officer’s employment is terminated upon the Named Executive Officer’s death or “Disability” (as defined in the employment agreements), then we will make a lump sum payment to the Named Executive Officer equal to one times the Named Executive Officer’s annual base salary as of the termination date and we will provide the Named Executive Officer with the Post-Employment Health Coverage.

In September 2015, the Compensation Committee approved the Eclipse Resources Corporation Change in Control Severance Policy (the “Change in Control Policy”). The Change in Control Policy became effective on September 11, 2015 and was renewed by the Compensation Committee on October 26, 2016. Unless further renewed by the Board, the Change in Control Policy will expire on October 26, 2017. The Change in Control Policy covers certain senior employees of the Company (each, a “Participant,” and collectively, the “Participants”), including the Named Executive Officers, and provides for cash payments and other benefits in the event of a “Qualifying Termination” (as defined in the Change in Control Policy) that occurs during the period (the “Change in Control Protection Period”) beginning six months before and ending 24 months after a “Change in Control” (as defined in the Change in Control Policy).

Under the Change in Control Policy, if a Qualifying Termination occurs during the Change in Control Protection Period, the Named Executive Officers will be entitled to receive the Named Executive Officer’s “Annual Cash Bonus Amount” (as defined in the Change in Control Policy) and three times the sum of the Named Executive Officer’s “Base Salary” (as defined in the Change in Control Policy) and “Target Bonus Amount” (as defined in the Change in Control Policy).

In addition, Participants will be eligible to receive reimbursements from the Company for amounts necessary to continue the health care coverage under the Company’s group health plans for the Participant and the Participant’s eligible dependents for a period of up to 18 months following a Qualifying Termination. Further, the cash payment due under the Change in Control Policy to a Named Executive Officer will be reduced by the amount of cash payments, if any, provided under the terms of an individually negotiated agreement, including the employment agreements described above, in effect on the date of such Named Executive Officer’s termination that relates to severance benefits. Cash payments and other benefits under the Change in Control Policy are subject to the

Participant’s execution of a Separation and Release Agreement releasing the Company from claims by such Participant.

Compensation of Directors

The Compensation Committee periodically reviews the compensation levels and practices for our non-employee directors. Prior to April 27, 2016, under the Company’s Director Compensation Program, all of our non-employee directors were entitled to receive the following:

•

an annual cash retainer of $75,000 ($90,000 for the Chairman of our Audit Committee and $85,000 for the Chairman of our Compensation Committee and our Lead Independent Director) paid quarterly in equal installments; and

•	an annual equity grant of restricted stock equal in value to approximately $120,000, vesting in full on the first anniversary of the date of grant.

In addition, the fees paid to our non-employee directors that were affiliated with EnCap were paid to the funds they managed rather than to the individual directors.

On April 27, 2016, the Board approved an amendment to the Director Compensation Program (the “First Amendment to the Director Compensation Program”).  Under the First Amendment to the Director Compensation Program and effective as of April 27, 2016, non-employee directors that are affiliated with EnCap no longer received an annual cash retainer or an annual equity grant of restricted stock.  In addition, under the First Amendment to the Director Compensation Program, the remaining non-employee directors of the Company received the following:

•

an annual cash retainer of $75,000 paid as follows: $60,000 in cash and $15,000 of restricted stock, with the cash portion of the annual retainer paid quarterly in equal installments and the equity portion of the annual cash retainer awarded to each individual non-employee director following conclusion of the Company’s annual meeting;

•	the Chairman of our Audit Committee received an additional $15,000 in cash for his services as Chairman of our Audit Committee;
•	our Lead Independent Director received an additional $10,000 in cash for his services as our Lead Independent Director; and
•	an annual equity grant of restricted stock equal in value of approximately $120,000, vesting in full on the first anniversary of the date of grant.

On May 18, 2016, we awarded 44,281 shares of common stock to each of Messrs. Paterson, Winkler and Albert under the Company’s long-term incentive plan, representing each non-employee director’s annual equity grant and 5,535 shares of our common stock to each of Messrs. Paterson, Winkler and Albert representing each non-employee director’s equity portion of the annual retainer. The shares of restricted stock subject to both grants are scheduled to vest in full on May 18, 2017, which is the first anniversary date of the grant.

On February 24, 2017, upon the recommendation of the Compensation Committee, the Board approved a second amendment to the Director Compensation Program (the “Second Amendment to the Director Compensation Program”).  Pursuant to the Second Amendment to the Director Compensation Program and effective as of February 24, 2017, the modifications in director compensation established by the First Amendment to the Director Compensation Program as to non-employee directors not affiliated with EnCap ended, and such directors are thereafter entitled to receive the annual cash retainers and annual equity grants of restricted stock set forth in the original Director Compensation Program.  Under the Second Amendment to the Director Compensation Program, the non-employee directors that are affiliated with EnCap do not receive the annual cash retainer or an annual equity grant of restricted stock.

Each director is also reimbursed for his reasonable out-of-pocket expenses associated with the attendance of meetings and activities of our board of directors or its committees.

Benjamin W. Hulburt and Christopher K. Hulburt are members of our board of directors but are employed by us and, as such, receive no additional compensation for their service on our board of directors.

Director Compensation Table

The following table summarizes the compensation earned by our non-employee directors in 2016. Benjamin W. Hulburt and Christopher K. Hulburt did not receive any compensation for their services as directors during 2015. Please refer to the Summary Compensation Table above for the compensation received by Benjamin W. Hulburt and Christopher K. Hulburt for their services as executive officers during 2016.

Name	Fees Earned	Stock Awards(1)	Total
Randall M. Albert	$78750	$135,000	$213,750
Mark E. Burroughs, Jr.	$21,250	$0	$21,250
Richard D. Paterson	$82,500	$135,000	$217,500
D. Martin Phillips	$18,750	$0	$18,750
Douglas E. Swanson, Jr.	$18,750	$0	$18,750
Joseph C. Winkler	$67,500	$135,000	$202,500
Robert L. Zorich	$18,750	$0	$18,750

(1) These amounts were calculated based on the closing market price for our shares on the NYSE on the date of grant.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

The Board has determined that the Audit Committee is best suited to review and approve or ratify transactions with related persons, in accordance with our written policy governing related party transactions. A “related party transaction” is a transaction, arrangement or relationship in which we or any of our subsidiaries, on the one hand, and either (i) a related person, (ii) a person that was a related person less than 12 months prior to the transaction, arrangement or relationship, or (iii) an entity in which a related person has a direct or indirect material interest, on the other hand, are participants, and in which the amount involved exceeds $120,000. A “related person” means any of our directors or executive officers, any nominee to our board of directors, any beneficial owner of more than five percent of our common stock, any of the foregoing person’s immediate family members, and any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership. Pursuant to this policy, the Audit Committee reviews all material facts of all related party transactions, including the terms of the transaction and the nature of the related person’s interest in the transaction.

2016 Related Party Transactions

Final In-Kind Distribution of Assets of Eclipse Resources Holdings, LP

In September 2016, Eclipse Resources Holdings, L.P. (“Eclipse Holdings”) was dissolved and an in-kind distribution of Eclipse Holdings’ shares of common stock in Eclipse Resources Corporation was made to its limited partners, which included the EnCap Funds, The Hulburt Family II Limited Partnership, which is controlled by Benjamin W. Hulburt, CKH Partners II, L.P, which is controlled by Christopher K. Hulburt, and Kirkwood Capital, L.P, which is controlled by Thomas S. Liberatore. As a result of such distribution, on September 20, 2016, 59,687,619 shares of common stock were distributed to EnCap Fund VIII, 40,420,114 shares of common stock were distributed to EnCap Fund VIII Co-Invest, 72,847,294 shares of common stock were distributed to EnCap Fund IX, 993,315 shares of common stock were distributed to The Hulburt Family II Limited Partnership, 248,329 shares of common stock were distributed to CKH Partners II, L.P. and 248,329 shares of common stock were distributed to Kirkwood Capital, L.P.

Other Historical Transactions with Affiliates

During 2016, we incurred approximately $0.6 million related to flight charter services provided by BWH Air, LLC and BWH Air II, LLC, which are owned by our Chairman, President and Chief Executive Officer. The fees are paid in accordance with a standard service contract that does not obligate us to any minimum terms.

ITEM TWO: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017. Grant Thornton LLP has audited the Company’s and its predecessor’s financial statements since 2011. The audit of the Company’s annual consolidated financial statements for the year ended December 31, 2016 was completed by Grant Thornton LLP on March 3, 2017.

The Board is submitting the selection of Grant Thornton LLP for ratification at the Annual Meeting. The submission of this matter for ratification by stockholders is not legally required, but the Board and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Grant Thornton LLP, the Audit Committee will reconsider, but will not be required to rescind, the selection of that firm as the Company’s independent registered public accounting firm. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. Such representatives are also expected to be available to respond to appropriate questions.

The Audit Committee has the authority and responsibility to retain, evaluate and replace the Company’s independent registered public accounting firm. The stockholders’ ratification of the appointment of Grant Thornton LLP does not limit the authority of the Audit Committee to change the Company’s independent registered public accounting firm at any time.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2017.

AUDIT MATTERS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Audit Committee Report

Pursuant to its charter, the Audit Committee’s principal functions include the duty to: (i) oversee the appointment, compensation, retention and oversight of the work of the independent auditors hired for the purpose of issuing an audit report or performing other audit, review or attest services for the Company; (ii) pre-approve audit or non-audit services proposed to be rendered by the Company’s independent registered public accounting firm; (iii) annually review the qualifications and independence of the independent registered public accounting firm’s senior personnel that are providing services to the Company; (iv) review with management and the independent registered public accounting firm the Company’s annual and quarterly financial statements, earnings press releases and financial information and earnings guidance provided to analysts and ratings agencies; (v) oversee the Company’s internal audit; (vi) ratify related party transactions as set forth in the Company’s Related Persons Transactions Policy; (vii) review with management the Company’s major financial risk exposures; (viii) assist the Board in monitoring compliance with legal and regulatory requirements; (ix) prepare the report of the Audit Committee for inclusion in the Company’s proxy statement; and (x) annually review and reassess its performance and the adequacy of its charter.

While the Audit Committee has the responsibilities and powers set forth in its charter, and the Company’s management and the independent registered public accounting firm are accountable to the Audit Committee, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable laws, rules and regulations.

In performing its oversight role, the Audit Committee has reviewed and discussed the Company’s audited financial statements with the Company’s management and independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees. The Audit Committee has received the written disclosures and the written statement from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the independent registered public accounting firm’s independence and has discussed with the independent registered public accounting firm its independence.

Based on the reviews and discussions described in this Audit Committee Report, and subject to the limitations on the roles and responsibilities of the Audit Committee referred to herein and in its charter, the Audit Committee recommended to the Board that the Company’s audited financial statements for the year ended December 31, 2016 be included in the Form 10-K, which was filed with the SEC on March 3, 2017. The Audit Committee also selected Grant Thornton LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by the Company’s management and independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that (i) the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, (ii) the Company’s financial statements are presented in accordance with generally accepted accounting principles, or (iii) Grant Thornton LLP is in fact independent.

Members of the Audit Committee:

Richard D. Paterson (Chairman)

Randall M. Albert

Joseph C. Winkler, III

Audit and Other Fees

The table below sets forth the aggregate fees and expenses billed by Grant Thornton LLP, the Company’s independent registered public accounting firm, for the last two fiscal years to the Company:

	For the Years Ended December 31,
	2015	2016
Audit Fees (1):
Audit and Quarterly Reviews	$698,870	$596,091
Other Filings	202,250	130,000
Subtotal	901,120	726,091
Audit Related Fees (2)	—	—
Tax Fees (3)	200,390	147,300
All Other Fees	—	—
Total	$1,101,510	$873,391

(1) Includes professional services for the audit of our annual financial statements, reviews of the financial statements included in our Form 10-Q filings, and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2) Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. This category includes fees related to consulting services.

(3) Includes fees associated with tax compliance, tax advice and tax planning.

The Audit Committee has considered whether the provision of the above services other than audit services is compatible with maintaining Grant Thornton LLP’s independence and has concluded that it is consistent.

The Audit Committee has the sole authority to appoint or replace the independent auditor and is directly responsible for the compensation and oversight of the work of the independent auditor. The Audit Committee is responsible for the engagement of the independent auditor to provide permissible non-audit services, which require pre-approval by the Audit Committee (other than with respect to de minimis exceptions described in the rules of the NYSE or the SEC that are approved by the Audit Committee). The Audit Committee ensures that approval of non-audit services by the independent auditor are disclosed to investors in periodic reports filed with the SEC.

ITEM THREE: APPROVAL OF THE ECLIPSE RESOURCES CORPORATION 2014 LONG-TERM INCENTIVE PLAN, AS AMENDED BY THE FIRST AMENDMENT

We are asking our stockholders to approve the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (the “LTIP”), as amended by the First Amendment (the “Amended LTIP”).  If approved by our stockholders, an additional 9,000,000 shares of our common stock will be made available for issuance under the Amended LTIP.  Stockholder approval of this Item 3 will also constitute re-approval of certain material terms of the Amended LTIP for purposes of Section 162(m) of the Code (“Section 162(m)”).

Our named executive officers and directors are eligible to receive awards under the Amended LTIP, and therefore, have an interest in this proposal. If the Amended LTIP is not approved by our stockholders, the LTIP will continue to be in full force and effect in accordance with its existing terms, and we may continue to grant equity awards under the LTIP. The LTIP is the only active plan from which future equity awards will be granted.

Reasons for the Amendment

Our Board believes that long-term equity awards are an extremely important way to attract and retain key employees, including a talented management team, and further align the employees’ and management’s interest with those of our stockholders. Our Board also believes that long-term equity compensation is essential to link executive compensation with long-term stockholder value creation. Since our equity awards generally vest over several years, the value ultimately realized from these awards depends on the long-term value of our common stock. We strongly believe that granting equity awards motivates employees to think and act like owners, rewarding them when value is created for stockholders. As a result, equity compensation represents a significant portion of the total compensation package for our key employees.

As of December 31, 2016, 8,019,938 shares of our common stock remained available for future grants of awards under the LTIP assuming “maximum” performance of outstanding performance-based restricted stock unit (“RSU”) awards.  Our Board believes the number of shares of common stock currently available for awards under the LTIP is insufficient to meet our anticipated needs through the date of our 2018 annual meeting of stockholders.

To ensure that shares of our common stock continue to be available for future grants to accomplish these objectives, in March 2017, our Board amended the LTIP, subject to stockholder approval, to increase the number of shares of common stock available for issuance thereunder by 9,000,000 shares (from 16,000,000 shares to 25,000,000).  Our Board believes it is important that these additional shares be made available for grant under the LTIP, which is the sole equity compensation plan under which we grant equity compensation awards. If stockholders do not approve the Amended LTIP, the LTIP will remain in effect, but the shares available for equity-based compensation may be depleted in the near future and we may lose our ability to use equity as a tool to further align the interests of our employees and management with those of our stockholders.

Re-Approval of Certain Material Terms of the LTIP for Purposes of Section 162(m)

Stockholder approval of the Amended LTIP will also constitute re-approval of certain material terms of the Amended LTIP for purposes of Section 162(m).  Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1,000,000 paid to the chief executive officer or to any of the three other most highly compensated officers of a publicly-held company other than the chief financial officer (our “covered employees”). Section 162(m), which will apply to public companies, provides an exemption from this limit for “qualified performance-based compensation” payable under a plan satisfying certain requirements that has been approved by the public company’s stockholders. The Amended LTIP allows the Company to pay incentive compensation that is qualified performance-based compensation and therefore tax deductible on the Company’s U.S. federal income tax return.

The material terms of the performance awards under which compensation may be paid under the Amended LTIP include:

•	the eligibility requirements for participation in the Amended LTIP;
•	the performance criteria upon which performance goals may be based; and
•	the maximum amount of compensation that can be paid to any employee under the Amended LTIP.

Each of these items is discussed below, and stockholder approval of this Item 3 constitutes re-approval of each of these items for purposes of the Section 162(m) stockholder approval requirements. If this Item 3 is not approved, certain awards granted to our covered employees in future years may not be deductible to the extent they exceed $1,000,000. Therefore, we may be limited in our ability to grant awards that are both deductible and that meet our compensation objectives.

Summary of the Amended LTIP

Set forth below is a summary of the material terms of the Amended LTIP. This summary, however, does not purport to be a complete description of all of the provisions of the Amended LTIP, and is qualified in its entirety by reference to the Amended LTIP (a working copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference).

General

The Amended LTIP provides us with the flexibility to make grants of stock options (both incentive stock options and nonqualified options), restricted stock, restricted stock units, dividend equivalents, performance awards, annual incentive awards, bonus stock awards, or other stock-based awards. All officers and employees of the company or our subsidiaries, as well as other individuals who provide services to us or our subsidiaries (including directors), are eligible to receive awards under the plan. As of March 22, 2017, the eligible individuals consisted of approximately 47 employees, no consultants and seven non-employee directors. The Amended LTIP will expire upon the earliest of (i) its termination by our board of directors, (ii) the date common stock is no longer available under the plan for grants of awards, or (iii) June 23, 2024 (i.e., the tenth anniversary of the original effective date of the Amended LTIP). Shares that may be granted under the Amended LTIP are subject to the availability of shares in the share pool.

Administration of the Amended LTIP

The Amended LTIP is administered by the Board or a subcommittee thereof (the “Plan Committee”). Under the terms of the Amended LTIP, the Plan Committee has the power to: (i) adopt, amend, and rescind administrative and interpretative rules and regulations relating to the Amended LTIP; (ii) determine which eligible individuals will be granted awards under the Amended LTIP and the time or times at which such awards will be granted; (iii) determine the amount of cash and/or the number of shares of common stock that will be subject to each award under the Amended LTIP; (iv) determine the terms and provisions of each award agreement; (v) accelerate the time of vesting or exercisability of any award that has been granted under the Amended LTIP; (vi) construe the respective award agreements and the Amended LTIP; (vii) make determinations of the fair market value of the common stock pursuant to the Amended LTIP; (viii) delegate its duties under the Amended LTIP (including, but not limited to, the authority to grant awards) to such agents as it may appoint from time to time; (ix) subject to the terms of the Amended LTIP, terminate, modify, or amend the Amended LTIP; and (x) make all other determinations, perform all other acts, and exercise all other powers and authority necessary or advisable for administering the Amended LTIP, including the delegation of those ministerial acts and responsibilities as our Plan Committee deems appropriate.

Shares Available for Awards Under the Amended LTIP

The aggregate maximum number of shares of our common stock that may be issued under the Amended LTIP is 25,000,000. Shares of common stock cancelled, settled in cash, forfeited, withheld, or tendered by the participant to satisfy exercise prices or tax withholding obligations will be available for delivery pursuant to other awards. The common stock delivered pursuant to such awards may be common stock acquired in the open market or acquired from any affiliate or other person, or any combination of the foregoing, as determined in the discretion of the Plan Committee.

The Amended LTIP provides that in any single calendar year during the term of the Amended LTIP an employee may not be granted stock options or stock appreciation rights relating to more than 4,000,000 shares of our common stock. Further, the following limitations apply with respect to performance awards granted under the Amended LTIP to the extent the performance awards are intended to qualify as “performance-based compensation” under Section 162(m), and granted to a “covered employee” as defined under Section 162(m):

•

the maximum number of shares of our common stock that may be subject to awards denominated in shares of our common stock granted to any one individual during any one calendar year in the term of the Amended LTIP may not exceed 4,000,000 shares; and

•

the maximum payment under any performance award denominated in dollars that may be granted to a covered employee during any calendar year will be $5,000,000 for each 12-month period contained in the performance period for such performance award.

The Amended LTIP provides that if we effect a subdivision or consolidation or an extraordinary cash dividend on the shares of our common stock, the number of shares of stock subject to the award and the purchase price thereunder (if applicable) will be proportionately adjusted. If we recapitalize, reclassify, or otherwise change our capital structure, outstanding awards will be adjusted so that the award will thereafter cover the number and class of shares to which the holder would have been entitled if he had been the holder of record of the shares covered by such award immediately prior to the recapitalization, reclassification, or other change in our capital structure. Further, the aggregate number of shares available under the Amended LTIP and the individual award limitations described above will also be appropriately adjusted.

Types of Amended LTIP Awards

At the discretion of our Plan Committee, awards under the Amended LTIP may be granted in the forms described below. Each award will be evidenced by an award agreement setting forth the specific terms and conditions applicable to the award.

Options. The Amended LTIP provides for the granting of incentive stock options or options that do not constitute incentive stock options. The Plan Committee determines the terms of any stock options granted under the Amended LTIP, including the purchase price and when such options become vested and exercisable. The Plan Committee also determines the term of each option (up to a maximum term of 10 years), the time at which an option may be exercised, and the method by which payment of the purchase price may be made.

Stock Appreciation Rights. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date. The Plan Committee determines the terms of any stock appreciation rights, including when such rights become vested and exercisable and whether to pay the appreciation in cash, in shares of our common stock, or a combination thereof. The term of each stock appreciation right may not exceed 10 years from the date of grant.

Restricted Stock. Pursuant to a grant of restricted stock, shares of our common stock may be issued or delivered to participants, subject to certain restrictions on the disposition thereof and certain obligations to forfeit the shares to us as may be determined in the discretion of the Plan Committee. The restrictions on disposition and the forfeiture restriction for restricted stock may lapse at such times and under such circumstances (including based on achievement of performance goals and/or future service requirements) or in such installments as the Plan Committee may determine. The recipient may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the shares until the expiration of the restriction period. However, upon the issuance of shares of our common stock pursuant to a restricted stock award, except as otherwise determined by the Plan Committee, the holder will have all the rights of a holder of our common stock with respect to the shares, including the right to vote the shares and to receive all dividends and other distributions paid with respect to the shares. Dividends made on restricted stock may or may not be subjected to the same vesting provisions as the restricted stock, depending on the terms of the award agreement pursuant to which the restricted stock award is granted.

Restricted Stock Units. A restricted stock unit is a notional share of our common stock that entitles the grantee to receive a share of our common stock upon the vesting of the restricted stock unit or, in the discretion of the Plan Committee, the cash equivalent to the value of a share of our common stock. The Plan Committee may determine to make grants of restricted stock units under the Amended LTIP to participants containing such terms as it determines. The Plan Committee determines the period over which restricted stock units granted to participants will vest. Like restricted stock, restricted stock units may vest over time, pursuant to performance criteria, or based on a combination of service and performance.

Dividend Equivalents. The Plan Committee, in its discretion, may grant dividend equivalent rights (either tandem to other awards or on a stand-alone basis) that entitle the holder to receive cash, stock, or other awards equal to any dividends made on a specified number of shares of common stock.

Performance and Annual Incentive Awards. For awards granted under the Amended LTIP that are based upon performance criteria specified by the Plan Committee, the Plan Committee will establish the maximum number of shares of common stock subject to, or the maximum value of, each performance award and the performance period over which the performance applicable to the award will be measured. As determined by the Plan Committee, the performance goals applicable to an award may provide for a targeted level or levels of achievement, measured on a GAAP or non-GAAP basis, relating to earnings per share, increase in revenues, increase in cash flow, increase in cash flow from operations, increase in cash flow return, return on net assets, return on assets, return on investment, return on capital, return on equity, economic value added, operating margin, contribution margin, net income, net income per share, pretax earnings, pretax earnings before interest, depreciation and amortization, pretax operating earnings after interest expense and before incentives, service fees, and extraordinary or special items, total stockholder return, debt reduction, market share, change in the fair market value of our stock, operating income, amount of oil and natural gas reserves, oil and natural gas reserve additions, cost of finding oil and natural gas reserves, oil and natural gas reserve replacement ratios, oil and natural gas production amounts, oil and natural gas production sales amounts, safety targets, regulatory compliance, and any of the above goals determined on an absolute or relative basis or as compared to the performance of a published or special index deemed applicable by the Plan Committee, including, but not limited to, the Standard & Poor’s 500 Stock Index or a group of comparable companies. Performance goals may differ from participant to participant and from award to award. Any of these metrics may be subject to adjustment as provided in the Amended LTIP. Payment of a performance award may be made in cash, shares of our common stock, or a combination thereof, as determined by the Plan Committee. The Plan Committee may establish a performance pool, which will be an unfunded pool, for purposes of measuring the achievement of a performance goal or goals on one or more criteria set forth above during the given performance period. The Plan Committee may specify the amount of a performance pool as a percentage of any of such criteria, a percentage in the excess of a threshold amount, or as another amount which need not be linearly related to such criteria.

Bonus Stock Awards. Bonus stock awards are unrestricted shares of our common stock that are subject to such terms and conditions as the Plan Committee determines. They need not be subject to performance criteria or objectives or to forfeiture.

Other Stock-Based Awards. The Plan Committee, in its discretion, may also grant to participants an award denominated or payable in, referenced to, or otherwise based on or related to the value of our common stock.

Recoupment Policy. All payments are subject to our Recoupment Policy, as may be amended by the Board from time to time.

Change in Control

The Amended LTIP provides that, upon a “change in control” (as defined in the Amended LTIP), the Plan Committee, in its sole discretion, may accelerate the vesting and exercise date of options and stock appreciation rights, cancel options and stock appreciation rights, and cause us to make payments in respect thereof in cash or adjust the outstanding options and stock appreciation rights as appropriate to reflect the change in control. In addition, under the Amended LTIP, upon the occurrence of a change in control, the Plan Committee is permitted to fully vest any awards then outstanding (including restricted stock, restricted stock units, and performance awards) or make such other adjustments to awards as it deems appropriate.

Amendment and Termination of the Amended LTIP

The Board is permitted to terminate the Amended LTIP at any time with respect to any shares of our common stock for which awards have not been granted. The Board is also permitted to alter or amend the Amended LTIP or any part thereof or award thereunder from time to time; provided that no change to the Amended LTIP or such award may be made that would materially impair the rights of a participant without consent of the participant. To the extent any amendment to the Amended LTIP requires stockholder approval pursuant to any applicable federal or state law or regulation or the rule of any stock exchange or automated quotation system on which our common stock may then be listed or quoted, including any increase in any share limitation, such amendment will be subject to the approval of our stockholders.

Federal Tax Aspects

The following is a brief summary of the federal income tax consequences applicable to awards granted under the Amended LTIP based on federal income tax laws in effect on the date of this Proxy Statement.

This summary is not intended to be exhaustive and does not address all matters that may be relevant to a particular participant.  The summary does not discuss the tax laws of any state, municipality, or foreign jurisdiction, or the gift, estate, excise, payroll, or other tax laws other than federal income tax law.  This summary does not discuss the impact of Section 280G of the Code governing parachute payments or Section 409A of the Code governing nonqualified deferred compensation plans. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because circumstances may vary, we advise all participants to consult their own tax advisors under all circumstances.

Stock Options and Stock Appreciation Rights. A recipient of a stock option or stock appreciation right will not recognize taxable income upon the grant of those awards. For nonqualified stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss. The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally required period (currently more than two years from the date of grant and more than one year from the date of exercise).  If the shares are not held for the legally required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price. Any additional gain recognized on the sale generally will be short-term or long-term capital gain.

We will not be entitled to any federal income tax deduction upon the grant or exercise of an incentive stock option, unless a participant makes a disqualifying disposition of the ISO stock. If a participant makes a disqualifying disposition, we will then, subject to the discussion below under the caption “Tax Code Limitations on Deductibility,” be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by a participant under the rules described in the preceding paragraph.

Under current IRS rulings, if a participant transfers previously held shares of our common stock (other than ISO stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of a nonqualified stock option or incentive stock option, no additional gain will be recognized on the transfer of such previously held shares in satisfaction of the nonqualified stock option or incentive stock option exercise price (although a participant would still recognize ordinary compensation income upon exercise of a nonqualified stock option in the manner described above). Moreover, that number of shares of our common stock received upon exercise which equals the number of shares of previously held common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price will have a tax basis that equals, and a capital gains holding period that includes, the tax basis and capital gains holding period of the previously held shares of common stock surrendered in satisfaction of the nonqualified stock option or incentive stock option exercise price. Any additional shares of our common stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the participant, plus the amount of compensation income recognized by the participant under the rules described above.

Restricted Stock Awards.  For restricted stock awards, unless vested or the recipient elects under section 83(b) of the Code to be taxed at the time of grant or purchase, the recipient will not have taxable income upon the grant, but will recognize ordinary income upon vesting equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.  Subject to the discussion below under the caption “Tax Code Limitations on Deductibility,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

RSUs.  A holder of an RSU does not recognize taxable income when the RSU is granted.  When vested RSUs (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).  Subject to the discussion below under the caption “Tax Code Limitations on Deductibility,” we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Other Share-Based Awards.  The tax effects of other share-based awards will vary depending on the type, terms and conditions of those awards.

Performance Awards.  No income generally will be recognized upon the grant of a performance award. Upon payment in respect of a performance award, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock or other property received. Subject to the discussion immediately below, we will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by a participant under the foregoing rules.

Tax Code Limitations on Deductibility.  Section 162(m) denies an income tax deduction to any publicly held corporation for compensation paid to its covered employees in a taxable year to the extent compensation to such covered employee exceeds $1,000,000 in a given year. It is possible that compensation attributable to stock awards or other awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Compensation that qualifies as “performance-based” compensation is disregarded for purposes of the section 162(m) deduction limitations described above. Generally, compensation attributable to certain stock or other awards will qualify as “performance-based” compensation if the Amended LTIP contains per-employee limitations, the award is granted by a committee of our board of directors consisting solely of two or more “outside directors” and the compensation is payable only upon the achievement (as certified in writing by the committee) of an objective performance goal established in writing by the committee within 90 days after the beginning of the performance period while the outcome is substantially uncertain, and the material terms of the Amended LTIP under which the award is granted have been approved by stockholders. A stock option or stock appreciation right shall be considered “performance-based” compensation as described in the previous sentence solely by meeting the following requirements: the Amended LTIP contains a per-employee limitation on the number of shares for which stock options and stock appreciation rights may be granted during a specified period, the material terms of the Amended LTIP are approved by the stockholders, and the exercise price of the option or right is no less than the fair market value of the stock on the date of grant.

New Plan Benefits

Participants in the Amended LTIP will generally be selected in the discretion of the Compensation Committee from among our employees, directors and consultants.  Thus, the benefits or amounts that will be received by or allocated to any individual or group generally are not determinable at this time.  Please see “Executive Compensation and Other Information—Summary Compensation Table” for information about awards made to our Named Executive Officers in the last year, including awards made under the LTIP prior to the First Amendment.

The following table lists shares of time-based restricted stock and shares of performance-based restricted stock granted under the LTIP to the individuals and groups set forth below during our last fiscal year.

Name and Position	Shares of Time-Based Restricted Stock	Shares of Performance-Based Restricted Stock
Benjamin W. Hulburt, Chairman, President and Chief Executive Officer	834,772	408,044
Matthew R. DeNezza, Executive Vice President and Chief Financial Officer	382,628	178,564
Christopher K. Hulburt, Director, Executive Vice President, Secretary and General Counsel	368,194	177,376
All current executive officers as a group	2,178,236	992,028
All current non-employee directors as a group	149,448	0
All employees, including all current officers who are not executive officers, as a group	1,441,642	494,718

EQUITY COMPENSATION PLAN INFORMATION TABLE

This table provides information about our common stock subject to our equity compensation plan as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	6,271,584	(1)	—	8,019,938	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	6,271,584	(1)	—	8,019,938

(1) Of this total related to the LTIP, 4,343,582 are restricted stock units and 1,928,002 are performance stock units (assuming performance at a target level).

(2) The total number of shares authorized for issuance under the LTIP is 16,000,000. The awards under the LTIP may be granted in the form of bonus stock, restricted stock, restricted stock units, options, stock appreciation rights, performance awards, annual incentive awards and other stock-based awards.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ECLIPSE RESOURCES CORPORATION 2014 LONG-TERM INCENTIVE PLAN, as amended by the first amendment.

ITEM FOUR: OTHER BUSINESS

The Board knows of no other business to be brought before the Annual Meeting. If, however, any other business should properly come before the Annual Meeting, the persons named in the accompanying form of proxy will vote the proxy in their discretion as they may deem appropriate, unless the proxy directs otherwise.

ADDITIONAL INFORMATION

Stockholder Proposals; Director Nominations

Any stockholder desiring to present a stockholder proposal at the Company’s 2017 Annual Meeting of Stockholders and to have the proposal included in the Company’s related proxy statement must send the proposal to Christopher K. Hulburt, Executive Vice President, Secretary and General Counsel, at our principal executive offices, 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, so that it is received no later than November 30, 2017. All such proposals should be in compliance with SEC rules and regulations. The Company will only include in its proxy materials those stockholder proposals that it receives before the deadline and that are proper for stockholder action.

In addition, in accordance with our Bylaws, any stockholder entitled to vote at the Company’s 2018 Annual Meeting of Stockholders may propose business (other than proposals to be included in the Company’s proxy materials as discussed in the preceding paragraph) to be included on the agenda of, and properly presented for action at, the 2018 Annual Meeting of Stockholders and/or nominate persons to serve on the Board at the 2018 Annual Meeting of Stockholders only if written notice of such stockholder’s intent is given in accordance with the requirements of our Bylaws. Such proposal must be submitted in writing at the address shown above, so that it is received between January 17, 2018 and February 16, 2018.

Proxy Materials, Annual Report and Other Information

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 17, 2017:

THE notice of availability will be sent TO STOCKHOLDERS ON OR ABOUT MARCH 30, 2017. A COPY OF THE PROXY STATEMENT, THE FORM OF PROXY, THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2016 AND THE ANNUAL REPORT TO STOCKHOLDERS ARE AVAILABLE FREE OF CHARGE AT WWW.ECLIPSERESOURCES.COM IN THE “INVESTOR CENTER” SECTION.

Appendix A

ECLIPSE RESOURCES CORPORATION

2014 LONG-TERM INCENTIVE PLAN

FIRST AMENDMENT

THIS FIRST AMENDMENT to the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (the “Plan”) is made as of this __ day of May, 2017 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, the Board of Directors (the “Board of Directors”) of Eclipse Resources Corporation (the “Company”) previously adopted the Eclipse Resources Corporation 2014 Long-Term Incentive Plan (the “Plan”);

WHEREAS, the Board of Directors reserved the right in Section 3.11 of the Plan to amend the Plan; and

WHEREAS, the Board of Directors has determined it to be in the best interests of the Company and its stockholders to amend the Plan to increase the number of shares of the Company’s common stock, par value $0.01 per share, available for awards under the Plan from 16,000,000 shares to 25,000,000 shares.

NOW, THEREFORE, the Board hereby amends the Plan effective as of the Effective Date as follows:

1.	The first sentence of Section 1.04(a) of the Plan is hereby amended and restated in its entirety to read as follows:

“Subject to adjustment as provided in Section 3.07, the aggregate number of shares of Stock reserved and available for issuance under the Plan will be 25,000,000.”

2.	Except as modified by this First Amendment, all the terms and provisions of the Plan shall continue in full force and effect.
3.

This First Amendment shall be subject to approval by the Company’s stockholders, which approval shall require the affirmative vote of a majority of the votes cast on the proposal to approve this First Amendment at the 2017 annual meeting of the Company’s stockholders to be held on May 17, 2017, or any adjournment or postponement thereof. If the stockholders of the Company should fail to so approve this First Amendment on or prior to such date, this First Amendment shall be of no force or effect.

Adopted by the Board of Directors

on February 24, 2017

  .        ECLIPSE RESOURCES CORPORATION MMMMMMMMMMMM MMMMMMMMMMMMMMM         C123456789 IMPORTANT ANNUAL MEETING INFORMATION 000004 MMMMMMMMM ENDORSEMENT_LINE______________ SACKPACK_____________    MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on Wednesday, May 17, 2017. Vote by Internet • Go to www.investorvote.com/ECR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext           Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message   Annual Meeting Proxy Card 1234 5678 9012 345 q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q  A Proposals — The Board of Directors recommends you vote FOR the following three Class III nominees: + 1. Election of Directors: For Withhold For Withhold For Withhold  01 - Benjamin W. Hulburt 02 - Mark E. Burroughs, Jr. 03 - Richard D. Paterson   The Board of Directors recommends you vote FOR the following proposal:   2. To ratify the appointment of Grant Thornton LLP as the Company’s registered public accounting firm for the year ending December 31, 2017. 3. To approve the to the Eclipse Resources Corporation 2014 Long-Term Incentive Plan, as amended by the First Amendment. For Against Abstain  B Non-Voting Items Change of Address — Please print new address below.     C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below  Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Please sign your name exactly as it appears on your stock certificates. When shares are held by two or more persons as co-owners, both or all should sign. When signing as attorney, executor, administrator, trustee or guardian or in another fiduciary capacity or representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in partnership or company name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T         MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + 1 U P X 3 2 6 1 6 0 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q         PROXY — ECLIPSE RESOURCES CORPORATION    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ECLIPSE RESOURCES CORPORATION  The undersigned hereby appoints Benjamin W. Hulburt and Christopher K. Hulburt, or either of them, with full power to act alone and with full power of substitution and revocation, to be the attorneys and proxies of the undersigned at the Annual Meeting of Stockholders of Eclipse Resources Corporation (the “Company”) to be held on Wednesday, May 17, 2017 at 10:00 a.m. Eastern Time at the Company’s principal executive offices located at 2121 Old Gatesburg Road, Suite 110, State College, Pennsylvania 16803, and any adjournment or postponement thereof, and to represent and vote all of the shares of common stock of the Company that the undersigned would be entitled to vote if personally present upon the following item and to vote according to their discretion on any other matter that may properly be presented for action at the meeting or any adjournment or postponement thereof:  IF PROPERLY EXECUTED AND RETURNED TO THE COMPANY, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE PROPOSALS SET FORTH ABOVE AND IN THE DISCRETION OF THE PROXY HOLDER WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, INCLUDING A PROPOSAL TO ADJOURN OR POSTPONE THE ANNUAL MEETING.  The undersigned hereby revokes any and all proxies with respect to such shares heretofore given by the undersigned. The undersigned also acknowledges receipt of the Notice of Internet Availability of Proxy Materials related to the 2017 Annual Meeting of the Stockholders of Eclipse Resources Corporation.